Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Harvard Bioscience, Inc. of our report dated October 4, 2017, except for the matters discussed in Notes 11 and 12 as to which the date is April 17, 2018, relating to the consolidated financial statements of Data Sciences International, Inc. and Subsidiaries, appearing in the Current Report on Form 8-K/A filed by Harvard Bioscience, Inc. on April 17, 2018.

/s/ RSM US LLP

Minneapolis, MN

April 30, 2018